EXHIBIT 10.26

MANAGEMENT AGREEMENT

between

WATERFRONT HOTEL COMPANY.

a Georgia limited partnership

and

HYATT CORPORATION

A Delaware corporation

(i)

INDEX

Section	Title	Page

7	GENERAL COVENANTS OF HYATT AND OWNER	22
7.1	Working Capital	22
7.2	Chain Services	23
7.3	Right of Inspection and Review	25
7.4	Financial Reports	25
7.5	Owner’s Warranties as to Title	26
7.6	Payment of Taxes	27

8	INSURANCE	27
8.1	Insurance to be Maintained Prior to Commencement of Term	27
8.2	Insurance to be Maintained During Term	28
8.3	Notice of Cancellation or Change	29
8.4	Evidence of Insurance Coverage	30
8.5	Self-Insurance	30

9	INDEMNIFICATION OF OWNER	31

10	DAMAGE TO AND DESTRUCTION OF HOTEL	31
10.1	Owner’s Duty of Restoration	31
10.2	Owner’s Election not to Restore	32

11	INTEREST ON OVERDUE SUMS	32

12	EVENTS OF DEFAULT	33

13	TRADE NAME	35

14	ARBITRATION	36

15	SUCCESSORS AND ASSIGNS	37
15.1	Assignment by Hyatt	37
15.2	Assignment by Owner	38
15.3	Binding on Successors	39

16	NOTICES	39

17	APPROVALS	40

18	FURTHER INSTRUMENTS	40

19	APPLICABLE LAW	41

EXHIBIT A	- DESCRIPTION OF SITE
EXHIBIT B	- STATEMENT OF INCOME

(ii)

XXX

THIS AGREEMENT is executed in several counterparts this 8th day of May, 1979, by and between WATERFRONT HOTEL COMPANY, a Georgia limited partnership (hereinafter called “Owner”), and HYATT CORPORATION, a Delaware corporation (hereinafter called “Hyatt”).

RECITALS

Owner owns that certain real property (the “Site”) located in the City of Savannah, State of Georgia, more particularly described in Exhibit A attached hereto and hereby made a part hereof.

Owner desires to build, furnish and equip a first-class hotel upon the Site and to have the same managed by Hyatt for the account of Owner.

Owner and Hyatt desire to enter into this Agreement respecting the construction and furnishing of a first-class hotel on the Site and the management thereof by Hyatt upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, the parties hereto hereby agree as follows:

Section 1.	CONSTRUCTION, FURNISHING AND EQUIPPING, PRE-OPENING AND OPENING OF HOTEL.

1.1	Construction.

Owner shall, in accordance with plans and specifications approved by Hyatt, and with reasonable diligence, cause such hotel improvements (the “Improvements”) to be constructed upon the Site as may be necessary or desirable to meet a first-class hotel standard. The Improvements shall include a building containing not less than 350 guest rooms (the “Building”) and appropriate landscaping.

1.2	Furnishings and Equipment and Operating Equipment.

Owner shall, in accordance with plans and specifications to be approved by Hyatt, cause to be purchased and installed in or about the Building all of the following to the extent necessary or desirable to meet a first-class hotel standard: (1) furniture and furnishing (2) hotel equipment; (3) uniforms, tools and utensils, and (4) china, glassware, linens, silverware and the like (all of the foregoing being hereinafter referred to as “FFE,” the items referred to under (1) and (2) above being hereinafter collectively referred to as “Furnishings and Equipment,” and the Items referred to under (3) and (4) above being hereinafter collectively referred to as “Operating Equipment”).

1.3	“Hotel” and “First-class Hotel Standard” Defined.

The Site, the Improvements and the FFE are herein collectively referred to as the “Hotel.”

“First-class hotel” refers, as of any given time, to such other hotels comparable in size to the Hotel and operated by Hyatt as then represents the highest quality hotels of such size in the Hyatt chain of hotels. A “first-class hotel standard” refers to the standard pursuant to which first-class hotels of such size are operated, except that as respects construction and furnishing and equipping, such first-class hotel standard refers to the standard of construction and furnishing and equipping applicable to first-class hotels of such size.

1.4	Plans and Specifications.

Owner shall engage and retain, at no expense to Hyatt, such architects, designers, specialists and contractors (each of whom shall be approved in advance by Hyatt) as shall be necessary and appropriate in connection with the planning and completion of the Improvements and in connection with the design, selection, purchase and installation of the FFE. Owner shall, with reasonable diligence, cause to be prepared with respect to the Hotel full and adequate plans and specifications meeting a first-class hotel standard and shall furnish copies of each thereof to Hyatt for its advance approval.

1.5	Technical Assistance Services Respecting Improvements.

Hyatt shall consult with Owner and its architect at such reasonable times and places as Owner shall specify, in connection with the planning and completion of the Improvements. In consideration of such services, Owner shall pay to Hyatt a fee of $75,000, payable as follows: Concurrently herewith, Owner has paid Hyatt the sum of $15,000, the receipt whereof is hereby acknowledged by Hyatt, and the balance of $60,000 shall be payable, without interest, in twelve (12) instalments of $5,000 each, due on the first day of each month commencing on the first day of the month next succeeding the expiration of thirty (30) days from the date hereof, provided that if this Agreement shall be terminated prior to the due date of the last instalment the remaining sum then unpaid shall be due and payable in full upon such termination and payment of such remaining sum shall be a condition to such termination.

1.6	Pre-opening Budget.

As soon as practicable after the receipt by Hyatt of the “construction commencement notice” (as provided in Section 1.7(a)),

setting forth the estimated Opening Date for the Hotel, Hyatt shall submit to Owner, for its information, a budget setting forth the costs and expenses (the “pre-opening expenses”) to be incurred during the “pre-opening period” (as hereinafter defined) for the staffing of the Hotel, for pre-opening promotion and advertising, and for the organization of the Hotel’s operations and services. Initially, such budget shall not exceed an aggregate sum determined by multiplying $1,200 by the number of guest rooms to be included in the Building, which sum, as the same may be revised from time to time with Owner’s approval, is herein referred to as the “budgetary limit.” The “pre-opening period” shall be the period commencing on the “construction commencement date” referred to in Section 1.7(a) and ending on the date preceding the Opening Date referred to in Section 1.7(b). Such budget shall, among other things, include the estimated cost of Chain Services as defined in Section 7.2 (without taking into account, however, the cost of the centralized reservation services) properly allocable to the Hotel for the pre-opening period. Hyatt shall not, without Owner’s approval, incur aggregate pre-opening expenses in excess of the budgetary limit. Subject to the foregoing restriction, Hyatt shall not be limited in respect of the amounts to be incurred for the various categories of pre-opening expenses as specified in such budget, except that the total cost of Chain Services (without taking into account, however, the cost of the centralized reservation services) shall not exceed such amount as would properly be allocable to the Hotel if the same were in operation during the pre-opening period.

Whenever it shall be reasonably apparent that the estimated Opening Date theretofore specified is inappropriate, Owner shall promptly give notice to Hyatt designating a revised estimated Opening Date. In each such event, within thirty (30) days after receipt of such notice Hyatt shall submit to Owner for its approval a revised budget (and revised budgetary limit) which shall, as compared with the immediately preceding budgetary limit, reflect any additional cost or expense (or savings) attributable in such revised estimated Opening Date.

Hyatt shall have the right, in the name of Owner, to enter into contracts for pre-opening expenses and Owner shall be liable for the payment of obligations incurred in connection with such contracts. In the alternative, Hyatt may, in its own name, incur and pay pre-opening expenses within the budgetary limit, in which case Owner shall reimburse Hyatt for pre-opening expenses so paid by Hyatt within ten (10) days after receipt by Owner of Hyatt’s statement in respect thereof.

1.7	Construction Commencement Date and Opening Date.

(a) Owner shall give Hyatt at least thirty (30) days’ notice (the “construction commencement notice”) of the date when construction of the Building will commence (as used in this Agreement, “commencement of construction of the Building” shall mean the placing of foundations for the Building) and of the estimated Opening Date. The date when construction of the Building shall actually commence is herein referred to as the “construction commencement date.”

(b) The “Opening Date” of the Hotel shall be the date specified by Owner in a notice to Hyatt (given at least fifteen (15) days prior to the Opening Date so specified), provided that the Opening Date shall not be sooner than the day by which all of the following conditions shall have been met; the Improvement shall have been substantially completed in accordance with the plans and specifications therefor approved by Hyatt, the applicable governmental authorities shall have issued all certificates of occupancy and other required consents and approvals with respect to the Improvements and the FFE conforming to the plans and specifications therefor approved by Hyatt shall (except for minor inconsequential items) have been properly installed in the Building. The parties hereto agree to execute an Addendum to this Agreement setting forth the Opening Date, and a counterpart of such Addendum shall be attached to and become a part of each counterpart of this Agreement.

1.8	Termination by Hyatt for Failure to Commence Construction.

Hyatt shall have the right to terminate this Agreement in the event that commencement of construction of the Building shall not occur by the third anniversary date of this Agreement. Such right shall be exercisable by Hyatt giving Owner notice of termination within sixty (60) days after such third anniversary date.

1.9	Termination by Owner for Failure to Obtain Financing Commitments.

In the event that Owner shall in good faith determine that it cannot obtain reasonable financing commitments in respect of the Hotel, then Owner may, at any time prior to the commencement of construction of the Building, terminate this Agreement by giving notice to such effect to Hyatt.

Section 2.	TERM.

(a) The original term of this Agreement shall commence

on the Opening Date provided in Section 1.7(b) and shall continue until the succeeding December 31st, and for an aggregate of thirty (30) fiscal years thereafter unless this Agreement shall be sooner terminated as herein provided. If the term of this Agreement shall not have commenced by January 1, 1982, this Agreement shall terminate without any action on the part of either party hereto.

(b) Hyatt shall have the right (amounting to two (2) separate renewal options) to extend such original term for two (2) successive periods (“renewal terms”) of ten (10) fiscal years each, provided that, as to each renewal option, Hyatt shall give notice to Owner of its election to extend such term at least eighteen (18) months prior to the time when the term then in force would otherwise expire; that, at the time when such notice is given, there shall not be an uncured event of default on the part of Hyatt hereunder; and that the term of this Agreement shall have been extended for the prior renewal term, if any.

(c) As used herein, the “Term” shall mean the original term and any renewal term or terms.

Section 3.	USE AND OPERATION OF THE HOTEL.

3.1	Use and Standard of Operation.

(a) Owner hereby grants to Hyatt the sole and exclusive right to manage and operate the Hotel pursuant to the terms of this Agreement and Hyatt agrees that, except to the extent excused as hereinafter provided, Hyatt will, as the agent of Owner, operate the Hotel during the Term in conformity with a first-class hotel standard and in a businesslike and efficient manner (and the foregoing covenant on the part of Hyatt to so operate the

Hotel is herein referred to as the “Operational Covenant”); further, Hyatt shall use the Hotel solely for the operation of a hotel business conforming to a first-class hotel standard and for other activities which are customary and usual in connection with such an operation. Except as-otherwise specifically limited under this Agreement, Hyatt, as sole and exclusive agent of Owner, shall (subject to compliance with the provisions of Section 6.2 hereof) have absolute control and discretion in the operation of the Hotel including, without limitation, the right and power to negotiate and enter into such reasonable contracts (including, without limitation, collective bargaining agreements or labor contracts) in the name and at the expense of Owner as may be reasonably necessary or advisable in connection with the operation of the Hotel (subject, however, to Owner’s right to approve contracts with a corporation or a person or persons controlling, controlled by, or under common control or affiliated with Hyatt) and the right to determine the terms of admittance, charges for rooms, charges for entertainment, food and beverages, labor policies (including wage rates, the hiring and discharging of employees, and the installation of employee retirement or other benefit plans), and all phases of promotion and publicity relating to the Hotel. Notwithstanding any of the above. Hyatt agrees to consult with Owner on the selection and assignment of the general manager for the Hotel. The rights of Owner to receive an amount based on the financial returns from the operation of the Hotel shall not be deemed to give Owner any interest, control or discretion in the operation of the Hotel which is vested in Hyatt, as agent for Owner, pursuant to this Management Agreement.

All employees of the Hotel shall be the employees of Owner, provided that Owner may elect that all such employees shall be the employees of Hyatt. In the absence of such election (that is to say, while such employees are the employees of Owner): (i) Hyatt shall not be liable to such employees for their wages or compensation and (ii) Hyatt, at its option, instead of hiring specific personnel may assign employees of Hyatt or any of its affiliates as full time members of the executive staff of the Hotel. In the event of such assignment of employees of the Hotel or in the event of Owner’s election to have all such employees be the employees of Hyatt, then, at the end of each payroll period, Hyatt may reimburse itself or such affiliate out of operating accounts for the total aggregate compensation, including, without limitation, fringe benefits and annual bonuses paid or payable to the employees so assigned or, as the case may be, to all employees of the Hotel. The term “fringe benefits” shall, without limitation, include any pension or profit sharing plan contributions, workers’ compensation insurance, group life and accident and health insurance premiums and similar benefits available to such employees by virtue of their employment by Hyatt.

In the event, and whenever, by reason of Owner’s election to have all of the employees of the Hotel be the employees of Hyatt, Hyatt shall be subject to any tax, irrespective of its designation (including a fee, charge or other imposition for the issuance of a license, permit or the privilege to conduct a business or occupation), imposed, levied or assessed by the United States, the State of Georgia, the County of Chatham, the City of Savannah, any subdivision or agency of the foregoing or any other government body, which tax is measured, in whole or in part, by reference to reimbursements to Hyatt for compensation, employment taxes or any fringe benefits paid or payable to or in respect of employees of the Hotel, than, and in any such event, Owner will indemnify and hold Hyatt harmless from and against any and all liability for such tax or taxes to the extent so measured. Any payments made by Owner in this connection shall not be deducted in computing Profit hereunder for any period. At Owner’s request, Hyatt will resist, by appropriate proceedings, any liability for any tax which is the subject of the foregoing indemnification, in which case all costs and expenses (including, without limitation, attorneys’ fees) incurred by Hyatt in resisting or defending itself against such liability shall be borne and paid for by Owner.

(b) Notwithstanding anything in this Section 3.1 or elsewhere in this Agreement contained, Hyatt shall be excused from its obligation to operate the Hotel in conformity with a first-class hotel standard (i) to the extent and whenever Hyatt shall be prevented from compliance with such standard by events beyond Hyatt’s reasonable control, (ii) to the extent of any breach by Owner of any provision hereof, including, without limitation, a breach of Owner’s obligations under Section 7.1 hereof and (iii) to the extent and whenever there is herein provided a limitation upon Hyatt’s ability to expend funds in respect of the Hotel (for example, the limitations contained in Section 5.4 hereof respecting monies available for the replacement of, and additions to, Furnishings and Equipment), provided that the failure to expend funds by reason of the operation of such limitation shall reasonably prevent Hyatt from meeting such standard. It is expressly agreed and understood that each and every provision contained in this Agreement pursuant to which Hyatt is excused from its obligation to operate the Hotel in conformity with a first-class hotel standard shall operate without prejudice to any other remedy (including, without limiting the generality of the foregoing, the right terminate this Agreement) which Hyatt shall have under the terms of this Agreement.

3.2	Leases and Concessions.

(a) Hyatt shall not, without the approval of Owner, arrange leases or concessions for any hotel operations, any restaurant or food service operations or for any other commercial operation in or about the Hotel. Any such lease or concession so approved shall be entered into in Owner’s name and shall be executed by Owner (or Hyatt as agent).

(b) Hyatt shall, during the Term, use reasonable efforts to perform, as agent for Owner, all of the obligations of Owner as landlord or concessionaire under all present or future leases and concessions made or granted with respect to the Hotel.

(c) Hyatt shall collect all rents and other sums falling due during the Term under any present or future lease or concession, and shall deposit the same in the operating accounts (as hereinafter defined).

3.3	Bank Accounts.

There shall be deposited in a bank or banks designated by Owner and in accounts established in Owner’s name all monies advanced to the Hotel as working capital by Owner, as provided in Section 7.1 hereof, and all monies received by Hyatt from the operations of the Hotel (“operating accounts”), and Hyatt shall pay out of the operating accounts, to the extent of the funds from time to time therein, all costs and expenses incurred in connection with the operation of the Hotel, all other items entering into the calculation of Profit hereunder and all other amounts required to perform its obligations hereunder. Checks or other documents of withdrawal drawn upon the operating accounts shall be signed by representatives of Hyatt or Hotel employees designated by Hyatt, as agent for Owner, which persons drawing on such accounts shall be bonded or otherwise insured.

3.4	Negation of Partnership or Joint Venture.

Nothing in this Agreement contained shall constitute, or be construed to be or to create, a partnership, joint venture or lease between Owner and Hyatt with respect to the Hotel.

Section 4.	MANAGEMENT FEES AND REMITTANCES TO OWNER.

4.1	Fiscal Year.

(a) A “fiscal year” hereunder shall mean a period of twelve (12) consecutive months included in the Term and ending on December 31st, except that the first fiscal year hereunder shall commence on the Opening Date and end on December 31st of the calendar year in which the Opening Date falls and, in the event that there shall be an early termination of the Term on a date other than December 31st, the last fiscal year hereunder shall end on such date of termination and shall commence on the preceding January 1st.

(b) The “Cumulative Period” in respect of any month included in a fiscal year shall mean the period commencing on the first day of such fiscal year and ending on the last day of such calendar month.

The Gross Receipts for any Cumulative Period shall mean the sum of the Gross Receipts (as defined in Section 5.3 hereof) for each calendar month included in such Cumulative Period. The Profit (as defined in Section 5.2 hereof) for any Cumulative Period shall mean the sum of the amounts of Profit for each calendar month included in such Cumulative Period, such sum to be determined after taking into account any deficit in Profit for any such calendar month.

4.2	Hyatt’s Management Fee.

4.2.1	Annual Management Fee.

For each fiscal year Hyatt shall receive, in respect of its management services hereunder, an amount (the “Annual Management Fee”) equal to the sum of the Basic Fee and Incentive Fee, as provided in the ensuing clauses (a) and (b):

(a) For each fiscal year, Hyatt shall receive a Basic Fee equal to five percent ( 5% ) of the Gross Receipts for such fiscal year; and

(b) For any fiscal year for which there is a Profit, Hyatt shall receive, in addition to the Basic Fee, an Incentive Fee equal to the amount (if any) by which twenty percent (20%) of the Profit for such fiscal year exceeds the Basic Fee payable for such fiscal year.

4.2.2	Time and Manner of Payment.

With respect to any fiscal year and each calendar month included therein, the Basic Fee and the Incentive Fee shall each be payable in tentative monthly instalments of the respective amounts hereinafter provided, which tentative monthly instalments on account of such Basic Fee and Incentive Fee for any such calendar month shall be paid by Hyatt with drawing the same at any time after Hyatt shall furnish to Owner the unaudited financial statement for such calendar month, pursuant to Section 7.4 hereof.

With respect to each calendar month included in any fiscal year:

(a) The tentative monthly instalment on account of the Basic fee shall equal five percent ( 5% ) of the Gross Receipts for the Cumulative Period in respect of such calendar month, less the aggregate amount of the tentative monthly instalments having theretofore become payable for such fiscal year on account of such Basic Fee; and

(b) The tentative monthly instalment on account of the Incentive Fee shall equal (i) the excess, if any, of twenty percent (20%) of the Profit for the Cumulative Period in respect of such calendar month over five percent ( 5% ) of the Gross Receipts for such Cumulative Period, less (ii) the aggregate amount of the tentative monthly instalments having theretofore become payable for such fiscal year on account of such Incentive Fee.

If, for any fiscal year, the aggregate amount of the tentative monthly instalments paid to Hyatt on account of the Basic Fee and Incentive Fee shall be more or less than the Annual Management Fee payable for such fiscal year based upon the final determination of Gross Receipts and Profit for such fiscal year as reflected in the Certified Financial Statement for such fiscal year referred to in Section 7.4 hereof, then, by way of year-end adjustment, within fifteen (15) days after the delivery of such Certified Financial Statement to Owner Hyatt shall pay into the operating accounts the amount of any such overpayment or withdraw from the operating accounts the amount of any such underpayment.

4.3	Remittances to Owner.

Contemporaneously with furnishing the monthly statement for each calendar month pursuant to Section 7.4 hereof, Hyatt shall remit to Owner out of the operating accounts an amount (the “Owner’s Remittance Amount”) by which the total funds then in the operating accounts exceed the amount then reasonably required to be maintained in the operating accounts in order to carry on the operation of the Hotel pursuant to a first-class standard and so that Hyatt may perform its obligations hereunder. Each remittance shall be paid to Owner at Owner’s address then in effect hereunder for receipt of notices hereunder by Owner, or at such other place as Owner may, from time to time, designate in a notice to Hyatt.

4.4	Supplemental Payment.

I, addition to the Owner’s Remittance Amount to be paid by Hyatt under Section 4.3, Hyatt shall pay, in respect of each calendar month during the Term as a supplemental payment to Owner, the amount deductible under Section 5.4 hereof in respect of such calendar month and payable under Section 5.4 into the Fund for Replacements of and Additions to Furnishings and Equipment referred to therein, such amount to be paid by Hyatt into such Fund for the account of Owner.

4.5	Termination by Owner for Inadequate Profit.

4.5.1	Definition.

The “Annual Debt Service” shall mean the aggregate of annual payments of principal of, and interest on, the original long-term financing with respect in the Hotel; provided, however, that Annual Debt Service shall not include any penalties or other similar payments required to be paid with respect to the original long-term financing, or any amounts payable in respect of an acceleration, balloon payment or other payment prior to maturity on such long-term financing. It is agreed that such long-term financing with respect to the Hotel shall be payable (or deemed to be payable if a different amortization schedule is employed) in equal installments over a period of not less twenty-five (25) years.

4.5.2	Provisions for Termination.

Anything herein to the contrary notwithstanding, if, after the third full fiscal year, Profit (as hereinafter defined) in any two consecutive fiscal years shall be less than the Annual Debt Service in those years, then Owner shall have the option, exercisable in the manner hereinafter provided, to terminate this Agreement, unless within sixty (60) days after receipt of the Certified Financial Statement for the second consecutive fiscal year for which the Profit is deficient as aforesaid, Hyatt elects to cure such deficiency by paying to Owner the amount of the deficiency for such second fiscal year.

In the event Hyatt elects at any time to cure such deficiency in Profit, and Profit for any fiscal year subsequent to the fiscal year in which such deficiency was cured shall exceed the Annual Debt Service, Hyatt shall withhold from the Owner’s Remittance Amount the amount in excess of the Annual Debt Service for such fiscal year until Hyatt recoups the total amount of any deficiencies paid by it hereunder, without interest thereon.

Owner shall exercise such option to terminate this Agreement as hereinabove provided by giving Hyatt written notice of its intention to do so within ninety (90) days after receipt of the Certified Financial Statement for the second consecutive fiscal year in which the Profit is less than the Annual Debt Service for those years.

Section 5.	DETERMINATION OF PROFIT AND GROSS RECEIPTS.

5.1	Books and Records.

Hyatt shall keep full and adequate books of account and other records reflecting the results of the operation of the hotel. Such books and records shall, at all times, be kept in all material respects, in accordance with the then latest edition of the Uniform System of Accounts for Hotels (the “Uniform System”), as adopted by the American Hotel Association, except as otherwise specified in this Agreement.

5.2	“Profit” Defined.

There is attached hereto as Exhibit B, and hereby made a part hereof, a copy of page 12 of the Uniform System, Sixth Revised Edition (the “Current Uniform System”), showing the items of income and expense which are taken into account in determining “Gross Operating Profit.”

The “Profit” derived from the Hotel for any period shall mean the Gross Operating Profit of the Hotel for such period, determined in accordance with the Current Uniform System, without regard to any supplements or amendments thereto hereafter adopted, but without taking into account any deduction for management fees payable under Section 4 hereof, and less deductions for the following amounts (but only to the extent that such amounts are not otherwise deducted under the Current Uniform System in computing Gross Operating Profit):

(a) An amount equal to the costs incurred during such period in replacing, or adding to, the Operating Equipment;

(b) An amount equal to the aggregate deductions made under Section 5.4 for such period;

(c) The Hotel’s prorata share of Allocable Chain Expense for such period, in accordance with Section 7.2;

(d) Premiums on insurance maintained in accordance with Section 8.2 and properly allocable to such period;

(e) All real and personal property taxes referred to in Section 7.6 and properly allocable to such period;

(f) All costs and expenses incurred during such period in respect of items described in Section 6; and

(g) All other reasonable costs and expenses incurred during such period in the operation of the Hotel and all other amounts deductible in respect of such period under the terms of this Agreement, including any amounts expended for such period in excess of reserves established under Section 5.4 for Furnishings and Equipment.

5.3	Definition of Gross Receipts.

“Gross Receipts” during any period shall mean all revenues and income of any kind properly accrued during such period and derived, directly or indirectly, from the Hotel during such period including, without limitation, all revenues derived from the sale during such period of rooms and food and beverages (without taking into account any costs incurred in respect of such sales) and all rents or fees payable by subtenants and concessionaires in respect of such period (but not the gross receipts of subtenants or concessionaire) provided that the net proceeds (after deduction of the expenses of adjustment and collection) of use and occupancy or other similar insurance in respect of the Hotel shall be included only to the extent actually received during such period, as well as all of the other items listed under “Departmental Profit (Loss)” on Exhibit B hereto. There shall be excluded in determining Gross Receipts for any period any sales or other excise taxes required by law to be collected from customers of the Hotel and remitted to the appropriate taxing authorities.

5.4	Fund for Replacement of and Additions to Furnishings and Equipment.

(a) During each fiscal year Hyatt shall deduct for each calendar month included in such fiscal year an amount determined by multiplying the applicable amount” for such calendar month by the number of guest rooms in the Hotel, and shall pay such amount deducted into a fund to be entitled “Fund for Replacement of and Additions to Furnishings and Equipment,” which fund shall be maintained on deposit by Hyatt in trust for Owner in an interest-bearing bank account at a bank designated by Owner. The monies in such Fund shall be the property of Owner. Interest earned during any period from the amounts in such Fund shall be excluded from the Gross Receipts for such period and in computing Profit for such period and shall remain part of such Fund. To the extent that Hyatt shall be required to pay any income taxes on such interest as a fiduciary, the same shall be payable out of such Fund. The “applicable amount” shall be $35.00 for each calendar month included in the first fiscal year. At the end of the first fiscal year and at the end of each fiscal year thereafter the “applicable amount” shall be adjusted so as to bear the same ratio to $35.00 as the Cost of Living Index last published prior to such adjustment date bears to the Cost of Living Index presently in effect. Each such adjusted “applicable amount” shall be effective with respect to each calendar month included in the ensuing fiscal year. Reference herein to “Cost of Living Index” shall mean the U.S. Labor Department Consumer Price Index - All Items, U.S. Average (1967-100). In addition to such payments into such Fund, all proceeds from the sale of Furnishings and Equipment no longer needed for the operation of the Hotel shall also be paid into such Fund. Hyatt shall be entitled to withdraw from such Fund any amounts required to make all replacements of, and additions to, the Furnishings and Equipment reasonably deemed by Hyatt to be necessary or desirable, and the items of Furnishings and Equipment so replaced or added shall be and become, forthwith upon acquisition and installation and without further act or action, the property of Owner and part of the Hotel. All such replacements and additions shall be purchased by Hyatt at competitive prices. Any amounts remaining in such Fund at the termination or expiration of the Term shall be returned by Hyatt to Owner.

(b) Hyatt shall not, without the approval of Owner, expand any monies for replacements of, or additions to, the Furnishings and Equipment in excess of the amount then existing in the Fund and, notwithstanding anything else to the contrary in this Agreement contained, Hyatt’s obligations with respect to additions to, or replacements of, Furnishings and Equipment shall be excused to the extent that the amount in such fund is inadequate to meet such obligations.

Section 6.	REPAIRS AND CHANGES; LEGAL REQUIREMENTS.

6.1	Repairs and Maintenance.

Except to the extent prevented by causes beyond its reasonable control and except for a fire or other casualty, Hyatt shall, throughout the Term, take good care of the Hotel (other than such portions thereof, as are leased to tenants who undertake a duty of repair and maintenance) and maintain the same in good order and condition and make all repairs thereto as may be necessary to maintain the first-class hotel standard.

6.2	Compliance with Legal Requirements.

Except as elsewhere herein limited or excused, Hyatt shall, throughout the Term, comply with all applicable requirements (the “Legal Requirement”) under all laws, ordinences, orders, rules and regulations of governmental authorities having jurisdiction over the Hotel and Hyatt may, at its option, defend any actions, suits or other proceedings alleging noncompliance Hyatt may, but only after approval by Owner, contest, by appropriate legal proceedings conducted in good faith, in the name of Hyatt or Owner, or both, the validity or application of any Legal Requirements. If Owner shall approve any such contest, Owner shall execute and deliver any appropriate document which may be necessary or proper to permit Hyatt to prosecute such contest. Owner may, by notice to Hyatt, direct Hyatt to contest, or Owner may contest directly, any Legal Requirements which Hyatt may otherwise desire not to contest.

6.3	Alterations and Additions.

Except in order to comply with the Legal Requirements and except as hereinafter provided, Hyatt shall make no alterations, additions or improvements in or to the Improvements without the approval of Owner (which approval may be arbitrarily withheld). Notwithstanding the preceding sentence, Hyatt shall have the right (without obtaining the approval of Owner), from time to time during the Term, to make voluntary alterations, additions or improvements in or to the Improvements (which shall become part thereof for the purposes of this Agreement) in order to improve the operation of the Hotel, provided that the aggregate amount which may be incurred in respect thereof during any fiscal year shall not exceed ten percent (10%) of the aggregate amount deductible under Section 5.4 for each of the calendar months included in such fiscal year.

Section 7.	GENERAL COVENANTS OF HYATT AND OWNER.

7.1	Working Capital.

Except as otherwise in this Agreement specifically provided, Owner shall, all times during the Term, cause sufficient working capital funds to be on hand in the operating accounts to assure the timely payment of all current liabilities of the Hotel (including Hyatt’s fees and the instalments thereof payable under Section 4.2 hereof) and all other items entering into the calculation of Profit, the uninterrupted and efficient operation of the Hotel at all times during the Term and the performance by Hyatt of its other obligations hereunder. On the commencement of the Term, Owner shall have adequate funds in the operating accounts and there shall be on hand all necessary inventories of food, beverages and operating supplies; further, Owner shall have met all applicable Legal Requirements including, without limitation, the procurement of all liquor and other licenses required to meet such Legal Requirements.

7.2	Chain Services.

Hyatt shall provide, or shall cause its affiliates to provide, in connection with the operation end for the benefit of the Hotel, those group benefits, services and facilities (hereinafter referred to collectively at “Chain Services”) generally made available by Hyatt from time to time during the Term to hotels (which term, as used herein, dots not include Hyatt Lodges or any hotel not operated under a name which includes the word “Hyatt”) operated by Hyatt or its affiliates. Chain Services presently consist of (i) convention, business and sales promotion services (including the maintenance and staffing of Hyatt’s home office sales force and of regional sales offices in various parts of the United States and the world), (ii) advertising, publicity and public relations services, (iii) food and beverage, personnel and other operational departmental supervision and control services, (iv) centralized reservations services in Omaha,

Nebreska, and (v) the making available of qualified personnel through the Hyatt employee training program. Neither Hyatt nor any of its affiliates shall charge or receive any profit in respect of any such Chain Services. Hyatt shall, however, be entitled to charge the operation of the Hotel and to be reimbursed for the Hotel’s prorate share of “Allocable Chain Expense.” “Chain Expense” for any period shall include all costs incurred during such period by Hyatt or by any of its affiliates in respect of Chain Services other than the costs of food and beverage, personnel and other operational departmental supervision and control services. “Allocable Chain Expense” for any period shall mean all chain Expense incurred during such period, reduced by any amounts which Hyatt or any of its affiliates shall be entitled to be paid in respect of Chain Services furnished during such period to hotels which are situated outside of the United States (whether or not opened to the public) or which are situated in the United States but are not opened to the public (for the reason that they are under construction or are otherwise being prepared for opening). The Hotel’s prorata share of Allocable Chain Expense for any period shall bear the same ratio to the Allocable Chain Expense for such period as the number of guest rooms in the Building bears to the average number of guest rooms in all hotels in the United States opened to the public and operated during such period by Hyatt or its affiliates. Each time the Hyatt shall charge the operation of the Hotel for its prorata share of Allocable Chain Expense for any period, it shall furnish to Owner a statement in reasonably sufficient detail to provide Owner with data supporting such charge.

7.3	Right of Inspection and Review.

Hyatt shall accord to Owner and its duly authorized agents the right to enter upon any part of the Hotel at all reasonable times during the Term for the purpose of examining or inspecting the Hotel or examining or making extracts from the books and records of the Hotel operation, or for any other purpose which Owner, in its discretion, shall deem necessary or advisable, but the same shall be done with as little disturbance to the operation of the Hotel as possible. Owner and its duly authorized agents shall also have the right to examine the books of Hyatt relative to the Hotel’s prorata share of Allocable Chain Expense.

7.4	Financial Reports.

Hyatt shall deliver to Owner, within thirty (30) days after the end of each calendar month, an unaudited financial statement prepared from the books of account maintained by Hyatt and containing (i) a statement of the current assets and current liabilities of the Hotel as of the end of such calendar month, (ii) a profit and loss statement showing the results of operation of the Hotel for such calendar month and for the Cumulative Period in respect of such calendar month and (iii) a statement of the Gross Receipts for such calendar month and such Cumulative Period. Within ninety (90) days after the end of each fiscal year. Hyatt shall deliver to Owner a financial Statement for such fiscal year (herein referred to as the “Certified Financial Statement”), containing a statement of the current assets and current liabilities of the Hotel as of the end of such fiscal year, and a profit and loss statement showing the results of operation of the Hotel (including store rentals) for such fiscal year, with an opinion thereon after an audit by a duly licensed independent certified public accounting firm retained by Hyatt and approved by Owner. (Owner hereby gives approval to the firm of Laventhol & Horwath if such firm is properly licensed to make such audit and give such opinion.) Such Certified Financial Statement shall set forth the Gross Receipts, the Profit and the Annual Management Fee (broken down between the Basic Fee and the Incentive Fee) for such fiscal year. The cost of such audit in respect of such Certified Financial Statement for a fiscal year shall be charged as an expense of the operation of the Hotel for the succeeding fiscal year. If the opinion of such independent certified public accounting firm with respect to the matters set forth in such Certified Financial Statement for a fiscal year shall be an unqualified opinion, then such Certified Financial Statement shall be conclusive upon the parties hereto with respect to such matters and shall be deemed to be a final determination of the Gross Receipts, the Profit and the Annual Management Fee for such fiscal year.

7.5	Owner’s Warranties as to Title.

Owner warrants that the interest of Hyatt under this Agreement shall not be subject or subordinate (a) to any ground or underlying leases, mortgages, deeds of trust, security agreements or other encumbrances affecting the Hotel except those which contain, or are subject to, a non-disturbance agreement, so-called, to the effect that this Agreement shall not be subject to forfeiture or termination except in accordance with the provisions thereof, notwithstanding a default, termination, foreclosure or exercise of a power of sale under such lease, mortgage, deed of trust, security agreement or other encumbrance or any obligation secured thereby, or (b) to any other matters affecting title to the Hotel, accept for nondelinquent real and personal property taxes and such other matters as shall not materially and adversely affect the operation of the Hotel by Hyatt. Owner further warrants that, so long as Hyatt shall not be in default hereunder, Hyatt shall be entitled to operate the Hotel for the Term, and Owner shall, at no expense to Hyatt, undertake and prosecute all appropriate actions, judicial or otherwise, required to assure such right of operation to Hyatt.

7.6	Payment of Taxes.

During the Term, Owner shall, prior to delinquency, pay all real and personal property taxes assessed against the Hotel to the extent that the same are properly allocable to the Term. Such property taxes for any period which includes the Opening Date or the date on which the Term shall expire or otherwise terminate shall be prorated and only the portion of such property taxes applicable to the Term shall be deductible under Section 5.2(e).

Section 8.	INSURANCE.

8.1	Insurance to be Maintained Prior to Commencement of Term.

Owner shall, at all times prior to the Opening Date and at no cost to Hyatt, procure and maintain with responsible and properly licensed companies (i) public liability and indemnity and property insurance in respect of the Hotel fully protecting both Owner and Hyatt against loss or damage arising in connection with the construction, furnishing and equipping of the Hotel and the pre opening activities of Hyatt hereunder and (ii) adequate insurance for the full insurable value of the Hotel against loss or damage to the Hotel from all risks of direct physical damage with respect to which insurance is customarily provided for hotels of similar character during the period of construction and completion. All liability and indemnity policies evidencing such insurance shall name Hyatt as an additional insured thereunder.

8.2	Insurance to be Maintained During Term.

Owner shall maintain, at all times during the Term, the following insurance respecting the Hotel with responsible and properly licensed companies in amounts approved by Hyatt, which amounts shall in no event be less than the amounts required under any mortgage, deed of trust or security agreement affecting the Hotel:

(a) Public liability insurance for injury to or death of persons and damage to or loss of property;

(b) Workers’ compensation or similar insurance as may be required by law;

(c) insurance against loss or damage to the Hotel from all risks of direct physical damage with respect to which insurance is customarily carried for hotels of similar character; and

(d) Use and occupancy insurance and such other insurance as Hyatt shall deem necessary for protection against claims, liabilities and losses arising from the operation of the Hotel.

All policies evidencing the foregoing insurance shall name Owner as the principal insured and shall name Hyatt and (if required by Owner) any mortgagee of the Hotel as additional insureds thereunder.

Whenever Owner is about, or proposes, to purchase any insurance policy or policies required under this Section 8.2. Owner shall invite a bid from Hyatt (the “Hyatt bid”) covering such policy or policies and prepared by Hyatt’s insurance broker or adviser. The Hyatt bid may be based upon providing all or part of the Insurance in question under a blanket policy (partially self-insured insuring, in addition to the Hotel, other hotels operated by Hyatt or its affiliates, in which event the insurance premiums (or cost of self-insurance) to be included in the Hyatt bid shall be those properly allocable to the Hotel, as determined in good faith by the insurance carrier or carriers involved (or Hyatt, in the case of self-insurance). If Owner shall purchase such policy or policies of insurance (the “Owner” procured policies”) through its own resources in preference to accepting the Hyatt bid, then, for the purposes of determining Profit hereunder, the premiums in respect of the Owner-procured policies shall be deemed not to exceed the amount of the premiums which would have been payable for such policies pursuant to the Hyatt bid, which amount shall be prorated over the term or terms of such policies in determining the amount of premiums deductible in respect of each period included in the Term.

8.3	Notice of Cancellation or Chance.

All insurance policies required to be carried hereunder shall, to the extent obtainable, have attached thereto an endorsement that the same shall not be cancelled or changed without at least thirty (30) days’ prior written notice to all named insureds.

8.4	Evidence of Insurance Coverage.

For the purpose of evidencing compliance with the provisions of this Section 9, Owner shall from time to time furnish to Hyatt certified duplicate policies of all insurance required to be maintained by Owner pursuant to this Section 8.

8.5	Self-Insurance.

Anything in this Section 8 to the contrary notwithstanding, Owner understands that Hyatt customarily and in the course of managing the hotels in its chain, self-insures and assumes the risk of loss and liability on certain risks. Subject to the next succeeding paragraph, Owner agrees that Hyatt may be a self-insurer of any or all of the risks contemplated to be insures against in this Section 8 so long as such self-insurance is consistent in type and amount with Hyatt’s general business practices with respect to self-insurance.

In the event that Hyatt determines to self-insure any or all of the foregoing risks, Hyatt agrees that it will carry insurance above certain varying deductibles protocting Owner and Hyatt in customary amounts. Owner shall be named as an additional insured in said policies to the extent that the same pertain to the Hotel.

Section 9.	INDEMNIFICATION OF OWNER.

To the extent that Owner shall not be fully covered by insurance, Hyatt will indemnify Owner and hold it harmless from any damages, liability, cost, claim or expense, including attorneys’ fees, arising out of or in connection with the operation of the Hotel or Hyatt’s operations other than at the Hotel. The costs of such indemnity shall be borne as follows:

(a) if the damage, liability, cost, claim or expense is attributable to Hyatt’s gross negligence, willful misconduct, willful violation of any Legal Requirements or breach of this Agreement (other than Hyatt’s covenant to comply with the Legal Requirements), the cost of such indemnification shall be borne solely by Hyatt and shall not be charged against Profit:

(b) if the damage, liability, cost, claim or expense is attributable to any other reason or cause, the cost of such indemnification shall be paid by Hyatt out of the operating accounts and may be charged against the Profit.

Section 10.	DAMAGE TO AND DESTRUCTION OF HOTEL.

10.1	Owner’s Duty of Restoration.

If the Hotel, or any portion thereof, shall be damaged or destroyed at any time or times during the Term by fire or any other casualty Owner, at no expense or risk to Hyatt, shall repair, rebuild or replace the same (such repairing, rebuilding or replacing being herein called “restoration” to that after such restoration the Hotel shall substantially be the same as prior to such of damage or destruction, and all proceeds of insurance shall be made available to Owner for this purpose; provided that Hyatt shall have the right to ensure that such proceeds of insurance shall be applied to such restoration. If owner fails to undertake such restoration within sixty (60) days after such fire or other casualty, or shall fail to complete the same diligently, Hyatt may, but shall not be obligated to, undertake or complete such restoration for the account of Owner and shall be entitled, upon demand, to be repaid therefor (including all necessary incidental costs and expenses incurred in connection therewith), together with interest on the aggregate out-of-pocket amount expended at the New York bank prime rate at the time of such expenditure plus two percent (2%) per annum (but not to exceed the maximum interest allowed by law) from the date of making such expenditure or expenditures until repayment thereof. In such case, the proceeds of insurance shall be made available to Hyatt for this purpose, provided the Owner shall have the right to ensure that such proceeds of insurance shall be applied to such restoration.

10.2	Owner’s Election Not to Restore.

Anything in Section 10.1 to the contrary contained notwithstanding, if, in connection with any casualty, the cost of restoring the Hotel shall equal or exceed (i) twenty-five percent (25%) of the replacement cost thereof immediately prior to such casualty if such casualty shall be covered by insurance or (ii) ten percent (10%) of such replacement cost if such casualty shall not be covered by insurance, then, and in either event, Owner shall have an election exercisable by notice to Hyatt, given within ninety (90) days from the occurrence of such casualty, not to restore the Hotel and to terminate this Agreement.

Section 11.	INTEREST ON OVERDUE SUMS.

If either party (the “defaulting party”) shall fail to pay, when due, to the other party ( the “non-defaulting party”) any sum payable to the latter hereunder, then the defaulting party shall, without notice to or demand upon it, be liable to the non-defaulting party for the payment of such sum together with interest thereon at the rate of (i) twelve percent (12%) per annum or (ii) the maximum rate of interest allowed by law, whichever shall be less, from the date when such sum shall become due to the date of actual payment.

Section 12.	EVENTS OF DEFAULT.

(a) The following shall constitute events of default hereunder:

(1) The failure of either party (the “defaulting party”) to pay to the other party (the “non-defaulting party”) any sum which may become due hereunder within fifteen (l5) days after receipt by the defaulting party of a notice from the non-defaulting party specifying such failure: or

(2) The failure by either party (the “defaulting party”) to perform, keep or fulfill any of the terms, covenants, undertaking, obligations or conditions set forth in this Agreement, other than those referred to in the foregoing paragraph (1), and the continuance of such failure for a period of thirty (30) days after receipt by the defaulting party of notice thereof from the other party hereto (the “non defaulting party”) specifying such failure, or in the event such failure is of a nature that it cannot, with due diligence and in good faith, be cured within thirty (30) days and such defaulting party fails to proceed promptly and with due diligence and in good faith to cure the same and thereafter to prosecute the curing of such failure with due diligence and in good faith (it being intended that, in connection with a failure not susceptible of being cured with diligence and in good faith within thirty (30) days), the time of such defaulting party within which to cure the same shall be extended for such period as may be necessary for the curing thereof with due diligence and in good faith.

If an event of default shall occur, the non-defaulting party may give to the defaulting party notice of intention to terminate the Term after the expiration of a period of fifteen (15) days from the date of such notice and, upon the expiration of such period, the Term shall expire. Such termination shall be without prejudice to any right to damages which the non defaulting party may have against the defaulting party under applicable law.

(b) Anything to the contrary herein contained notwithstanding, if a notice given by Owner to Hyatt pursuant to the foregoing paragraph (a)(2) of this Section 12 shall specify a failure to perform the Operational Covenant contained in Section 3.1 (any such notice being herein referred to as an “Operational Default Notice”), then the following provisions shall apply:

(1) Owner shall have no right to terminate the Term or this Agreement if Hyatt’s course of conduct giving rise to the failure specified in such Notice is cured within the period prescribed in such paragraph (a)(2) provided that if Owner shall have properly given Hyatt Operational Default Notices on two successive occasions and (whether or not the failures complained of in such Notices shall have been cured within the prescribed period) Hyatt shall thereafter default in the performance of the Operational Covenant, then and in such event (i) such default shall be deemed to be an event of default within the meaning of the foregoing paragraph (a), (ii) Hyatt shall have no right to cure such default and (iii) Owner shall have the right at any time after the occurrence of such default to give to Hyatt a notice of intention to terminate the Term as provided in such paragraph (a), whereupon the Term shall terminate upon the expiration of a period of fifteen (15) days from the date of such notice.

(2) Owner’s right to damages by reason of the failure specified in any Operational Default Notice shall be limited to damages incurred from the date of the event of default (if any) based upon the failure complained of in such Notice.

Section 13.	TRADE NAME.

During the Term the Hotel shall at all times be known and designated as Hyatt Regency Savannah at The Waterfront except as may otherwise be mutually agreed upon by Owner and Hyatt. Hyatt represents and warrants to Owner that Hyatt has the legal right to use each of the names “Hyatt” and “Regency” therein called the “protected names”) either alone or in conjunction with another word or words. Owner acknowledges that each of the protected names, when used either alone or in conjunction with any other word or words, is the exclusive property of Hyatt. Accordingly,

Owner agrees that no right or remedy of Owner for any default of Hyatt hereunder, nor the delivery of possession of the Hotel to Owner upon the expiration or sooner termination of the Term, nor any provision of this Agreement, shall confer upon Owner, or any transferee, assignee or successor of Owner, or any person, firm or corporation claiming by or through Owner, the right to use either of the protected names, either alone or in conjunction with any other word or words, in connection with the use or operation of the Hotel or otherwise. In the event of any breach of this covenant by Owner, Hyatt shall be entitled to damages, to relief by injunction, and to all other available legal rights or remedies, and this provision shall be deemed to survive the expiration or sooner termination of the Term.

Section 14.	ARBITRATION.

Except as otherwise herein provided, if any controversy should arise between the parties in the performance, interpretation or application of this Agreement, either party may serve upon the other a written notice stating that such party desires to have such controversy reviewed by a board of three (3) arbitrators and naming the person whom such party has designated to act as an arbitrator. Within fifteen (l5) days after receipt of such notice, the other party shall designate a person to act as arbitrator and shall notify the party requesting arbitration of such designation and the name of the person so designated. The two (2) arbitrators designated as aforesaid shall promptly select a third arbitrator, and if they are not able to agree on such third arbitrator, then either arbitrator, on five (5) days’ notice in writing to the other, or both arbitrators, shall apply to the American Arbitration Association to designate and appoint such third arbitrator. If the party upon whom such written request for arbitration is served shall fail to designate its arbitrator within fifteen (15) days after receipt of such notice, then the arbitrator designated by the party requesting arbitration shall act as the sole arbitrator and shall be deemed to be the single, mutually approved arbitrator to resolve such controversy. The decision and award of a majority of the arbitrators or of such sole arbitrator, shall be binding upon both Owner and Hyatt and shall be enforceable in any court of competent jurisdiction. Such decision and award may allocate the costs of such arbitration to one of the parties or disproportionately between the parties.

Section 15.	SUCCESSORS AND ASSIGNS.

15.1	Assignment by Hyatt.

Hyatt shall have the right to assign its rights and obligations under this Agreement, without the consent of Owner, to any affiliate or to any assignee who also acquires all, or substantially all, of the assets of Hyatt and assumes its obligations, including those hereunder. In such latter event, Hyatt’s liability hereunder shall terminate upon such assignment, but in the event of such an assignment to an affiliate Hyatt shall continue to be liable under this Agreement to the same extent as though such assignment had not been made. Except as hereinabove provided, Hyatt shall not assign its rights and obligations under this Agreement without the approval of Owner. In the event that Hyatt shall assign its rights and obligations under this Agreement to any affiliate (the “assignee affiliate”), as hereinbefore provided, then the sale by Hyatt or by an affiliate of a controlling interest in such assignee affiliate shall constitute an assignment of Hyatt’s interest requiring Owner’s approval, as provided in the immediately preceding sentence, except for a sale which is part of a sale of all, or substantially all, of the assets of Hyatt to an assignee who assumes its obligations, including those hereunder (in which case, any contingent liability of Hyatt hereunder shall terminate upon such sale). A “controlling interest” in an affiliate refers to shares of capital stock representing more than fifty percent (50%) of the voting power of such affiliate.

It is understood and agreed that any approval given by Owner to any assignment shall not be deemed a waiver of the covenant herein contained against assignment in any subsequent case. Any assignee who succeeds to the interest of Hyatt hereunder (or to the interest of an assignee of Hyatt hereunder) shall be deemed to be Hyatt hereunder for all purposes. The term “affiliate,” as used herein, shall mean a corporation included in an “affiliated group” as that term is defined in Section 1504(a) of the Internal Revenue Code as presently in effect and of which Hyatt is the common parent corporation.

15.2	Assignment by Owner.

Owner shall have the right to sell, hypothecate and convey the Hotel or to assign its interest in this Agreement, or both, without the consent of Hyatt; provided, however, that any such assignee shall expressly assume in writing the obligations of Owner hereunder. Notwithstanding such assumption by such assignee, Owner shall remain fully liable hereunder.

15.3	Finding on Successors.

The terms, provisions, covenants, undertakings, agreements, obligations and conditions of this Agreement shall be binding upon and shall inure to the benefit of the successors in interest and the assigns of the parties hereto with the same effect as if mentioned in each instance where the party hereto is named or referred to.

Section 16.	NOTICES.

All notices to be given hereunder shall be given in writing and shall be deemed given when delivered by messenger or by the U. S. mails and, if mailed, shall be deemed received two (2) business days after the postmarked date thereof), with postage prepaid, registered or certified, and, if intended for Owner, delivered or addressed to

Waterfront Hotel Company

P. O. Box 9848

Savannah, Georgia 31412

with a copy to

and if intended for Hyatt, delivered or addressed to 9701 West Higgins Road, Rosemont, Illinios 60018, Attention: Harold S. Handelsman, Esq. Either party hereto may change the address for notices hereunder by such party giving notice of such change to the other party hereto in the manner hereinabove provided. If Hyatt is given the name and address of any mortgagees, it will give copies of all notices given to Owner to such mortgagees, in the manner set forth in this Section 16.

Section 17.	APPROVALS.

Whenever any party hereto is requested hereunder to give its approval to a matter, such approval shall not be unreasonably withheld. If a party shall desire the approval of the other party hereto to any matter, such party may give notice to such other party that it requests such approval, specifying in such notice the matter as to which such approval is requested and reasonable detail respecting such matter. If such other party shall not respond negatively in writing to such notice within twenty (20) days after receipt thereof, such other party shall be deemed to have approved the matter referred to in such notice.

Section 18.	FURTHER INSTRUMENTS.

Upon notice from either party to the other, Hyatt and Owner shall execute (in recordable form) and deliver to the party requesting the same an appropriate instrument which, when recorded, will impart constructive notice to third parties of the rights of Hyatt under this Agreement. Each party hereto shall further execute and deliver all such other appropriate supplemental agreements and other instruments and take such other action as may be necessary to make this Agreement fully and legally effective, binding and enforceable as between the parties hereto and as against third parties, or as the other party may reasonably request.

Section 19.	APPLICABLE LAW.

This Agreement shall be governed in all respects by the laws of the State of Georgia.

In WITNESS WHEREOF, Owner and Hyatt have executed this Agreement as of the day and year first above set forth.

WATERFRONT HOTEL COMPANY, A Georgia Limited Partnership

By:	/s/ MERRITT W. DIXON, III

General Partner

By:	/s/ H. MITCHELL DUNN, JR.

General Partner

BARNSAV, INC.

By:	[ILLEGIBLE]

President

Attest:	[ILLEGIBLE]

Assit. Secretary General Partner

HYATT CORPORATION, a Delaware corporation

By:	/s/ HAROLD S. HANDELSMAN

Attest:	/s/ LORETTA J. MORAN

[ILLEGIBLE]

SECOND AMENDMENT TO MANAGEMENT AGREEMENT

THIS AGREEMENT is made and entered into as of 21st day of December, 1993, by and between Waterfront Hotel Company, a Georgia limited partnership (“Owner”) and Hyatt Corporation, a Delaware Corporation (“Hyatt”).

Recitals

A.	Owner and Hyatt previously entered into that certain Management Agreement dated May 8, 1979, as supplemented by Letter Agreements dated November 24, 1980, April 8, 1981 and May 7, 1992 (such agreement, as supplemented, being hereinafter referred to as the “Current Management Agreement”), pursuant to which Hyatt was engaged to manage a first-class hotel at Two West Bay Street, Savannah, Georgia, now known as Hyatt Regency Savannah (the “Hotel”).

B.	In conjunction with certain modifications being made to the first mortgage and second mortgage debt financing currently encumbering the Hotel, Owner and Hyatt desire to amend the Current Management Agreement upon the terms set forth below.

NOW, THEREFORE, in consideration of the premises and the exchange of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Section 4.2.1 (a) of the Current Agreement shall be deemed amended effective as of January 1, 1993, to provide in its entirety as follows:

“(a) For each fiscal year, Hyatt shall receive a Basic Fee equal to four percent (4%) of the Gross Receipts for such fiscal year; and”

2.	Within fifteen (15) days following the later of (i) the Effective Date of this Amendment and (ii) Hyatt’s receipt of written authorization from the first and second mortgage lenders, Hyatt shall remit to Owner an amount equal to Hyatt’s good faith estimate of any overpayment of the Basic Fee (as defined in the Current Agreement) resulting from Section 1 above, subject to final adjustment as provided in Section 4.2.2 of the Current Agreement.

3.	Section 5.4 (a) of the Current Agreement shall be deemed amended as follows:

(a) The first sentence of Section 5.4(a) shall be amended to read in its entirety as follows:

“(a) During each fiscal year, Hyatt shall deduct for each calendar month included in such fiscal year an amount equal to three percent (3%) of the Gross Receipts of the Hotel for such period, and shall pay such amount deducted into a fund to be entitled “Fund for Replacement of and Additions to Furnishings and Equipment”, which fund shall be Maintained on deposit by Hyatt in trust for Owner in an interest-bearing bank account at a bank designated by Owner.”

(b) The following provisions of Section 5.4(a) of the Current Agreement shall be deemed to be deleted:

“The “applicable amount” shall be $35.00 for each calendar month provided in the first fiscal year. At the end of the first fiscal year and at the end of each fiscal year thereafter the “applicable amount” shall be adjusted so as to bear the same ratio to $35.00 as the Cost of Living Index last published prior to such adjustment date bears to the Cost of Living Index presently in effect. Each such adjusted “applicable amount” shall be effective with respect to each calendar month included in the ensuing fiscal year.”

4.	Except as expressly amended hereby, the Current Agreement, and all of its provisions, are hereby ratified and confirmed.

5.	This Amendment shall not become effective unless and until each of the following conditions precedent has been satisfied, or waived in writing by Hyatt, on or prior to __________.

(a)	Aetna Life Insurance Company shall have executed and delivered to Hyatt a letter in substantially the form attached hereto as Exhibit A.

(b)	Textron Financial Corporation shall have executed and delivered to Hyatt a Subordinattion, Non-Disturbance and Attornment Agreement in substantially the form attached hereto as Exhibit B, and shall have executed and delivered to Hyatt a letter substantially in the form attached hereto as exhibit C.

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IN WITNESS WHEREOF, the parties have executed this instrument as of the date first written above.

WATERFRONT HOTEL COMPANY, a Georgia Limited Partnership

By	/s/ MERRITT W. DIXON, III

Its General Partner

HYATT CORPORATION, a Delaware Corporation

By	/s/ PETER D. CONNOLLY

Its Vice President

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